Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. HOSTS 2023 INVESTOR DAY;
PRESENTS THE COMPANY’S NEXT GROWTH PHASE, INCLUDING ITS AMBITION FOR SMOKE-FREE PRODUCTS TO ACCOUNT FOR OVER TWO-THIRDS OF ITS TOTAL NET REVENUES BY 2030;
REVISES, FOR CURRENCY ONLY, 2023 FULL-YEAR REPORTED AND ADJUSTED DILUTED EPS FORECASTS, WHILE REAFFIRMING CURRENCY-NEUTRAL ADJUSTED DILUTED EPS GROWTH FORECAST OF 8.0% TO 9.5%

STAMFORD, CT, September 28, 2023 -- Philip Morris International Inc.’s (NYSE: PM) senior management presents the company’s business strategies and growth outlook today at its 2023 Investor Day, held at the company’s Operations Center in Lausanne, Switzerland. Further explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.3 to the company's Form 8-K dated September 28, 2023, and at www.pmi.com/2023InvestorDay. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.3 and on the same webpage.

Investor Day Highlights

The company:

•Provides 2024 to 2026 compound annual growth targets of:
o6% to 8% for net revenues, on an organic basis, including growing total shipment volumes;
o8% to 10% for adjusted operating income (OI), on an organic basis; and
o9% to 11% for adjusted diluted EPS, excluding currency, assuming current corporate income tax rates;
•Provides 2026 heated tobacco unit shipment volume target of 180 to 200 billion units and nicotine pouch shipment volume target of 800 million to 1 billion cans;
•Expects ZYN to drive double-digit net revenue and adjusted OI compound annual growth for the company’s overall U.S. operations over the 2024 to 2026 period, including the impact of IQOS investments; and
•Announces its ambition to have more than two-thirds of its total net revenues come from smoke-free products in 2030.

“We have made significant and unparalleled progress on our smoke-free transformation, developing a more sustainable growth model while making important contributions to tobacco harm reduction, as more smokers switch to our smoke-free products and leave cigarettes behind," said Jacek Olczak, Chief Executive Officer.

“Our ambitious 2024 to 2026 targets reflect our confidence in the future, underpinned by our two leading smoke-free brands – IQOS and ZYN – as well as continued innovation, with significant opportunities for further growth over the coming years – both in the U.S. and internationally.”

“By 2030, our ambition is to be a substantially smoke-free company, with over two-thirds of our total net revenues coming from smoke-free products. We see a realistic path to becoming a smoke-free company over time, and this will be achieved market-by-market – as we are already demonstrating today.”

Webcast Details

The presentations and Q&A session will be webcast live from approximately 9:55 a.m. CET to approximately 5:00 p.m. CET, and may be accessed at www.pmi.com/2023InvestorDay. A copy of the slides will be made available on the same webpage, where a full transcript will also be posted following the event. The webcast may also be accessed on iOS or Android devices by downloading PMI’s Investor Relations App at www.pmi.com/irapp. An archive of the webcast will be available until 5:00 p.m. ET on Friday, October 27, 2023.

2023 Full-Year and Third-Quarter Forecast & Assumptions

	Full-Year
	2023 Forecast			2022	Growth

Reported Diluted EPS	$5.19	-	$5.28	$5.81

Adjustments
Asset impairment and exit costs	0.06			—
Termination of distr. arrangement in Middle East	0.04			—
Tax benefit assoc. with Swedish Match AB financing	(0.06)			(0.13)
Impairment of goodwill and other intangibles	0.44			0.06
Amortization of intangibles	0.16			0.09
Costs associated with Swedish Match AB offer	—			0.06
Charges related to the war in Ukraine	—			0.08
Swedish Match AB acq. accounting related item	0.01			0.06
South Korea indirect tax charge	0.11			—
Fair value adj. for equity security investments	0.01			(0.02)
Tax Items	—			(0.03)
Total Adjustments	0.77			0.17

Adjusted Diluted EPS	$5.96	-	$6.05	$5.98
Less Currency	(0.50)
Adjusted Diluted EPS, excluding currency	$6.46	-	$6.55	$5.98	8.0%	-	9.5%

PMI revises its 2023 full-year reported diluted EPS forecast – for currency only – to a range of $5.19 to $5.28, at prevailing exchange rates. Excluding a total 2023 adjustment of $0.77 per share and an adverse currency impact, at prevailing exchange rates, of $0.50 per share, this forecast continues to represent a projected increase of 8.0% to 9.5% versus adjusted diluted EPS of $5.98 in 2022, as outlined above.

“Our excellent momentum continues, with further strong IQOS performance, resilient combustible trends and better-than-expected growth for ZYN," said Jacek Olczak, Chief Executive Officer. “We now expect third-quarter currency-neutral bottom-line growth to exceed our July forecast – a strong performance that almost fully offsets the increased currency headwind, allowing us to target the lower end of our $1.60 to $1.65 prior forecast range for adjusted diluted EPS.”

The $0.17 increase in the estimated unfavorable currency impact, at prevailing exchange rates, is due to a general strengthening of the U.S. dollar against a range of currencies, as well as a balance-sheet-related currency impact in Argentina, which accounted for approximately one-third of the increase. While the company’s affiliate in Argentina remains subject to highly inflationary accounting treatment, with the U.S. dollar treated as the functional currency, the impact reflects the depreciation of Argentine peso-denominated monetary net assets, which are subject to capital controls.

The assumptions underlying this forecast remain unchanged versus those communicated by PMI in its earnings release of July 20, 2023, with the exception of the following revisions:

•Full-year HTU shipment volume around the middle of the company’s 125-to-130-billion-unit range, including the impact of a later-than-expected market launch in Taiwan and very limited growth in Russia and Ukraine. The range also reflects some uncertainty related to inventory levels in the Europe Region, as trade partners adjust to the upcoming HTU flavor ban in the EU;
•Full-year nicotine pouch shipment volume of 370 to 400 million cans;
•Operating cash flow of around $10 billion at prevailing exchange rates, subject to year-end working capital requirements, with the change versus the prior range of $10 to $11 billion primarily reflecting the unfavorable estimated currency impact on net earnings;
•A third-quarter unfavorable currency impact on adjusted diluted EPS of $0.17 per share, at prevailing exchange rates;
oAdjusted diluted EPS toward the lower end of the $1.60 to $1.65 prior forecast range, reflecting the incremental currency impact almost fully offset by better-than-anticipated business performance;
•Third-quarter HTU shipment volume around the middle of the company’s 31-to-33-billion-unit range, including typical seasonality in IQOS user and market share growth trends; and
•Third-quarter adjusted OI margin that is broadly stable organically versus the prior year period and up sequentially versus the second quarter.

	Third-Quarter
	2023 Forecast			2022	Currency	Var. excl. Curr.
Reported Diluted EPS	$ 1.56	–	$ 1.61	$ 1.34	$ (0.17)	29%-33%
Amort. and impairment of intangibles (a)		0.04		0.08
Costs assoc. w/ Swedish Match AB offer		–		0.11
Adjusted Diluted EPS	$ 1.60	–	$ 1.65	$ 1.53	$ (0.17)	16%-19%

(a) Includes a non-cash impairment charge of $0.06 per share in 2022

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2024-2026 Targets & Assumptions

The company communicates the following key targets related to the three-year period from 2024 to 2026:

•Positive total shipment volume compound annual growth;
•Annual HTU shipment volume of 180 to 200 billion units in 2026;
•Annual nicotine pouch shipment volume of 800 million to 1 billion cans in 2026;
•Net revenue compound annual growth of 6% to 8% on an organic basis;
•Adjusted OI compound annual growth of 8% to 10% on an organic basis;
•Adjusted diluted EPS compound annual growth of 9% to 11%, excluding currency;
•Gross manufacturing productivities of $1 billion and SG&A efficiencies of $1 billion;
•$36 to $39 billion in total operating cash flow over the three-year period at prevailing exchange rates; and
•Adjusted net debt to EBITDA of around 2-times by the end of 2026 at prevailing exchange rates.

The company communicates the following key assumptions related to the three-year period from 2024 to 2026:

•Excise tax developments consistent with recent trends and current multi-year tax plans;
•Mid-single-digit annual combustible tobacco pricing variance as a percentage of prior year net revenues and moderate net pricing on HTUs;
•Double-digit compound annual growth in net revenues and adjusted OI for the company’s U.S. operations, including the impact of IQOS investments;
•Limited growth in Wellness and Healthcare segment net revenues and no increase in investment levels in the segment;
•No contribution from any potential favorable court ruling related to the legality of a supplemental tax surcharge on HTUs in Germany;
•Higher net financing costs;
•Current corporate income tax rates, excluding any potential impact of the OECD Pillar One and Pillar Two international tax proposals;
•$3.5 to $3.7 billion in total capital expenditures over the three-year period, with ~75% related to smoke-free products;
•No share repurchases reflected in the growth targets for the period.

Capital Allocation

Subject to the discretion of the Board of Directors:

•The company will maintain its progressive dividend policy while targeting a long-term dividend payout ratio of around 75% of adjusted diluted EPS;
•The company could consider share repurchases once confirmed that it is fully on-track for 2-times net debt to adjusted EBITDA leverage target.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding business and regulatory plans, expectations, opportunities, ambitions, targets, and strategies. These forward-looking statements and anticipated results reflect the current views and assumptions of management and are inherently subject to significant risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI’s business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia’s invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI’s business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category’s performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI’s Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2022, and Quarterly Report on Form 10-Q for the second quarter ended June 30, 2023. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired

Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration (FDA) has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products (MRTPs). As of June 30, 2023, PMI's smoke-free products were available for sale in 80 markets, and PMI estimates that approximately 19.4 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 35.4% of PMI’s total second-quarter 2023 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma subsidiary, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.